EXHIBIT 99.1

Eastman Announces Steps to Improve Profitability

     KINGSPORT, Tenn., Aug. 20, 2003 — Eastman Chemical Company (NYSE:EMN) today announced steps to improve profitability by addressing under-performing businesses and product lines in one of its major segments.

     Eastman identified the businesses and product lines in its coatings, adhesives, specialty polymers and inks segment (CASPI) that are performing below acceptable financial levels in their current structure and outlined strategic alternatives to improve the segment’s financial performance. Those strategic alternatives are restructuring, divestiture and consolidation. The steps associated with the segment’s under-performing businesses and product lines are estimated to improve the segment’s operating earnings in 2004 by at least $50 million. Following completion of these steps, Eastman expects the annual earnings run rate for the CASPI segment to improve by $75 million to $100 million.

     “The businesses and product lines within the CASPI segment that we are focusing on are not meeting the company’s expectations for profitability under their current structure,” said Brian Ferguson, chairman and CEO. “We will be making decisions and taking actions on the strategic alternatives of restructuring, divesting and consolidation in an aggressive manner. This work is under way, and our goal is to have this completed within the next eight to 12 months, with some actions expected to be completed by year end.”

     Eastman has retained J. P. Morgan to assist in evaluating the strategic alternatives for the CASPI businesses and product lines that are performing below acceptable financial levels in their current structure. The businesses and product lines that are the focus of today’s announcement include the following:

•	Acrylate ester monomers
•	Composites (unsaturated polyester resins)
•	Inks and graphic arts raw materials
•	Liquid resins
•	Powder resins
•	Textile chemicals

     Sales revenues in 2002 for this portion of the CASPI segment were approximately $650 million, and 2002 operating results were a loss of approximately $75 million. The company expects the operating loss in 2003 to be greater than the operating loss in 2002 for these businesses and product lines. There are approximately 2,400 employees associated with this portion of the CASPI segment. “We will be taking actions with these businesses and product lines in stages over the next year,” Ferguson said. “After completing these actions, we expect the CASPI segment to have double-digit operating margins.”

     Ferguson continued, “I want to assure our customers for these product lines that we remain committed to meeting their needs as we take these actions. We expect to improve our overall performance in the markets in which we compete both on a product and a service level, and we will be working on an individual basis with customers to ensure that this happens.”

     Headquartered in Kingsport, Tenn., Eastman manufactures and markets chemicals, fibers and plastics. The company has approximately 15,800 employees in more than 30 countries and had 2002 sales of $5.3 billion. For more information about Eastman and its products, visit www.eastman.com.

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Forward-looking Statements:  This news release includes forward-looking statements concerning expectations, strategies, and plans for, and operating earnings and margins of, Eastman Chemical Company's coatings, adhesives, specialty polymers and inks (CAPSI) segment. Such plans and expectations are based upon certain preliminary information, internal estimates, and management assumptions, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2002, the Form 10-Q filed for the first quarter 2003.